Exhibit 5.1

Genmab A/S Kalvebod Brygge 43 1560 København V (the “Company”)
REGARDING REGISTRATION STATEMENT ON FORM S-8 OF GENMAB A/S
Dear Sirs,

We have acted as Danish counsel to Genmab A/S (the “Company”) in connection with the registration (made pursuant to the form S-8) of i) up to 310,000 ordinary shares of the Company that are authorized for issuance pursuant to warrants on the terms of the Genmab A/S 2021 Warrant Scheme (the “Warrant Shares”) and ii) up to 300,000 ordinary shares of the Company to be delivered by the Company under the Genmab A/S 2021 Restricted Stock Units Program (the “RSU Shares”, the Warrant Shares and the RSU Shares are collectively referred to as the “Incentive Shares”). We note that the Company will not issue any new shares under the RSU program but instead deliver the RSU Shares with Existing Shares that are held by the Company and are already issued and listed on Nasdaq Copenhagen. As used herein, the term “Existing Shares” shall include all issued and outstanding shares as of February 25, 2021.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Warrant Shares that may be issued following exercise of the warrants have been duly authorized and, when issued in accordance with the terms of the respective warrants and against payment of due consideration therefor, will be validly issued, fully paid and non-assessable.

Non-assessable shall in this context mean, in relation to a share, that the issuer of the share has no right to require the holder of the share to pay to the issuer any amount (in addition to the amount required for the share to be fully paid) solely as a result of his shareholding.

Further, we are of the opinion that according to an online transcript for the Company from the Danish Business Authority dated February 25, 2021, the Existing Shares are validly issued, fully paid and non-assessable (i.e. no further contributions in respect thereof will be required

Law firm
www.kromannreumert.com
Central Business Register (CVR) no. DK 62 60 67 11
Partner
Jørgen Kjergaard Madsen
Copenhagen
Tel.:	+45 38 77 43 03
Mob.:	+45 40 31 91 93
JKM@kromannreumert.com

25 February 2021
Matter ID. 143400 JKM/JKM
Doc. No. 61286813

Copenhagen Sundkrogsgade 5 DK-2100 Copenhagen Ø	Aarhus Rådhuspladsen 3 DK-8000 Aarhus C	London 65 St. Paul's Churchyard London EC4M 8AB	PAGE 1

to be made to the Company by the holders thereof, by reason only of their being such holders).

This Opinion is given only with respect to the laws of Denmark as in force today and as such laws are currently applied by Danish courts and we express no opinion with respect to the laws of any other jurisdiction nor have we made any investigations as to any law other than the laws of Denmark.

This Opinion expresses no opinion on the settlement agent’s actions or omissions in relation to settlement of any Incentive Shares and registrations with VP Securities A/S.

Further, this opinion is qualified upon that the information contained in the online transcript dated February 25, 2021 from the Danish Business Authority concerning the Company being accurate, complete and updated.

We advise you that we are not assuming any obligation to notify you of any changes in this opinion as a result of any facts or circumstances that may come to our attention in the future or as a result of any changes in laws which may hereafter occur.

This Opinion is governed by and construed in accordance with Danish law and is limited to matters of the laws of Denmark (excluding Greenland and the Faroe Islands) as in effect and applied on the date of this Opinion. We express no opinion with respect to the laws of any other jurisdiction, nor have we made any investigation as to any laws other than the laws of Denmark. The courts of Denmark shall have exclusive jurisdiction to adjudicate upon any dispute arising under or in connection with this Opinion.

This Opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter.

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission to effect the registration of the Incentive Shares. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

We are qualified to practice law in Denmark.

Best regards,
Kromann Reumert

/s/ Jørgen Kjergaard Madsen
Jørgen Kjergaard Madsen
Partner

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